Exhibit 99.1

Lincoln Educational Services Corporation Reports

Third Quarter 2007 Results

Starts up 10.3%, Record enrollment of 19,463 up 4.9%

West Orange, New Jersey, November 8, 2007 – Lincoln Educational Services Corporation (Nasdaq: LINC) today reported third quarter 2007 results. The discussion that follows reflects the results of the closure of three campuses previously announced on August 2, 2007 and reflects continuing operations only, unless otherwise noted. Additional detail on discontinued operations is provided below and in the condensed consolidated statements of operations accompanying this release.

Third Quarter Highlights:

•	Revenues from continuing operations increased by 5.7% to $86.6 million as compared to $81.9 million in the third quarter of 2006.

•

Starts increased by 10.3% for the third quarter of 2007 over the third quarter of 2006. Student enrollment at the end of the third quarter stood at a record level of 19,463, representing an increase of 4.9% vs. the same quarter in 2006.

•

Operating income and operating income margin from continuing operations for the third quarter of 2007 increased to $8.1 million and 9.3% from $5.6 million and 6.8% for the same period in 2006, respectively.

•

Diluted earnings per share from continuing operations of $0.17 as compared to diluted EPS of $0.11 from continuing operations for the third quarter of 2006. Diluted earnings per share for the third quarter of 2007 includes a non-recurring non-cash charge of $0.01 per share incurred in connection with the settlement of equipment lease obligations.

•	Successfully completed the previously announced closure of three campuses.

Comment and Outlook

“Our third quarter financial and operating performance reflects a reversal in the trends we had been experiencing over the last 18 months,” said David F. Carney, Lincoln’s Chairman and CEO. “While the slow start to the year put pressure on our revenues, beginning with our second quarter we began to see benefits from the initiatives we had implemented. Specifically, the change in the management structure, the re-branding, the increased emphasis on high school recruitment, the growth in our recent acquisitions, our Queens, NY start-up, and finally, the benefit of new program rollouts all contributed to the 10.3% increase in starts versus the same period in 2006. We will continue to invest prudently in sales, marketing and new program development to maintain the momentum we experienced in the third quarter of 2007. While the environment remains challenging, we believe that our initiatives are producing tangible results, which gives us the confidence that we will continue to achieve organic growth in the fourth quarter and beyond.”

Continued . . .

Discontinued Operations

As previously reported, on July 31, 2007 the Board of Directors approved a plan to cease operations at three campuses. As a result of that decision, the Company reviewed the related goodwill and long-lived assets for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

In connection with the goodwill review, the Company recognized a non-cash impairment charge related to these three campuses of approximately $2.1 million as of June 30, 2007. Additionally, under SFAS No. 144, long-lived assets were tested for recoverability and it was determined that certain long-lived assets would not be recoverable at June 30, 2007. Accordingly, the Company recorded a non-cash charge of $0.9 million to reduce the carrying value of these assets to their estimated fair value.

As of September 30, 2007, all operations had ceased at these campuses, and accordingly, the results of operations of these campuses have been reflected in the accompanying statements of operations as “Discontinued Operations” for all periods presented.

The following amounts relate to the ceasing of operations at these three campuses, which have been segregated from continuing operations and reported as discontinued operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(In thousands)		(In thousands)
	2007	2006	2007	2006
Revenue	$ 727	$ 2,594	$ 4,230	$ 8,210

Operating loss	(2,359)	(3,544)	(8,339)	(10,475)
Impairment of goodwill	-	-	(2,135)	-
Impairment of long-lived assets	(94)	-	(964)	-
Retention incentives	(153)	-	(153)	-
Lease commitments	(1,999)	-	(1,999)	-
Other commitments	(170)	-	(170)	-
Loss from discontinued operations	(4,048)	(950)	(9,530)	(2,265)
Benefit for income taxes	(1,717)	(394)	(4,043)	(932)

Net loss from discontinued operations	$ (2,331)	$ (556)	$ (5,487)	$ (1,333)

Third Quarter 2007 Operating Performance From Continuing Operations

Revenues increased by $4.7 million, or 5.7%, to $86.6 million for the three months ended September 30, 2007 from $81.9 million for the comparable period in 2006. The increase in revenue for the quarter was attributable in part to a 2.3% increase in average student population, which increased to 18,185 for the quarter ended September 30, 2007 from 17,774 for the quarter ended September 30, 2006.

Operating income for the third quarter of 2007 was $8.1 million, which represented a $2.5 million increase from operating income of $5.6 million for the third quarter of 2006. The increase in operating income was due to the leverage in our business model, which provides for higher contribution margins as population increases. Ending population as of September 30, 2007 was 19,463 compared to an ending population of 18,556 as of September 30, 2006.

Educational services and facilities expenses for the quarter ended September 30, 2007 were $37.1 million, representing an increase of $2.1 million, or 6.0%, as compared to $34.9 million for the quarter ended September 30, 2006. The increase in educational services and facilities expenses was due to: (i) books and tool expenses, which increased by $1.2 million, or 23.8%, as compared to the quarter ended September 30, 2006 due to higher tool sales during the period; and (ii) facilities expenses, which increased by approximately $0.9 million over the same quarter in 2006. Approximately $0.5 million of the increase in facilities expenses was due to additional square footage at some facilities to accommodate new programs and higher utility, insurance and property taxes. The remainder of the increase was attributable to higher repairs and maintenance expense ($0.2 million) and overflow housing expenses ($0.2 million) at one destination campus over the same period in 2006. As a percentage of revenue, educational services and facilities expenses for the second quarter of 2007 increased to 42.8% from 42.7% in 2006.

Selling, general and administrative expenses for the quarter ended September 30, 2007 were $41.4 million, consistent with the quarter ended September 30, 2006. For the three months ended September 30, 2007, sales and marketing expenses decreased by approximately $2.0 million from the same period in 2006. This decrease was the result of the additional marketing expenses incurred in the third quarter of 2006 to compensate for the shortfall experienced in the high school market, coupled with a shift in mix between television advertising and web based initiatives. Offsetting this decrease in sales and marketing expenses was an increase of $2.0 in administrative expenses. The increase in administrative expenses during the quarter was due to the hiring of additional personnel in anticipation of higher enrollment levels and due to yearly compensation increases for existing personnel. Additionally, during the quarter the Company entered into an agreement with a vendor for certain equipment at our campuses. We incurred an upfront one time non-cash charge of $0.5 million in connection with this agreement. As a percentage of revenue, selling, general and administrative expenses for the third quarter of 2007 decreased to 47.9% from 50.5% for the third quarter of 2006.

For the quarter ended September 30, 2007, bad debt expense was 5.3% as compared to 5.7% for the same quarter in 2006.

As a result of the above, operating margin for the third quarter of 2007 increased to 9.3% from 6.8% for the third quarter of 2006.

Net income from continuing operations for the third quarter of 2007 was $4.4 million, or $0.17 per diluted share, as compared to net income from continuing operations of $2.8 million, or $0.11 per diluted share, for the comparable period in 2006. Earnings per share includes a charge of $0.01 per share for the third quarter of 2007 and 2006, respectively, resulting from the use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R “Share-Based Payment.” Earnings per share for the three months ended September 30, 2007 also includes the impact of $0.01 per share incurred in connection with the settlement of equipment lease obligations.

Balance Sheet

At September 30, 2007, the Company had $3.5 million in cash and cash equivalents, compared to $6.5 million at December 31, 2006. During the third quarter, the Company repaid $16.5 million under its credit facility. At September 30, 2007, the Company had $5.0 million outstanding under the credit agreement.

At September 30, 2007, stockholders’ equity was $152.0 million, compared to $151.8 million at December 31, 2006, the increase resulting from stock based compensation expense offset by the net loss for the period.

Student Metrics

	Third Quarter	Third Quarter
	2007	2006	Growth

Student Starts	9,725	8,820	10.3%
Average Student Enrollment	18,185	17,774	2.3%
End of Month Student Population	19,463	18,556	4.9%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com . Participants can also listen to the conference call by dialing (866) 362-5158 (domestic) or (617) 597-5397 (international) and citing code 61152098. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com . A replay of the call will also be available for seven days by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and citing code 85190471.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 34 campuses in 17 states under five brands: Lincoln

College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined average enrollment of approximately 18,185 students at September 30, 2007.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:

Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

REVENUES	$ 86,566	$ 81,911	$ 237,480	$ 227,171
COSTS AND EXPENSES:
Educational services and facilities	37,053	34,944	104,540	96,093
Selling, general and administrative	41,434	41,394	124,075	117,684
Gain on sale of assets	-	(7)	(15)	(7)
Total costs & expenses	78,487	76,311	228,600	213,770
OPERATING INCOME	8,079	5,580	8,880	13,401
OTHER:
Interest income	66	82	149	860
Interest expense	(686)	(696)	(1,840)	(1,740)
Other income	26	(200)	26	(130)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	7,485	4,766	7,215	12,391
PROVISION FOR INCOME TAXES	3,115	1,978	3,008	5,098
NET INCOME FROM CONTINUING OPERATIONS	4,370	2,788	4,207	7,293
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(2,331)	(556)	(5,487)	(1,333)
NET INCOME (LOSS)	$ 2,039	$ 2,232	$ (1,280)	$ 5,960

Earnings (loss) per share - basic:	$ 0.17	$ 0.11	$ 0.17	$ 0.29
Earnings per share from continuing operations
Loss per share from discontinued operations	(0.09)	(0.02)	(0.22)	(0.05)
Net income (loss) per share	$ 0.08	$ 0.09	$ (0.05)	$ 0.24

Earnings (loss) per share - diluted:	$ 0.17	$ 0.11	$ 0.16	$ 0.28
Earnings per share from continuing operations
Loss per share from discontinued operations	(0.09)	(0.02)	(0.21)	(0.05)
Net income (loss) per share	$ 0.08	$ 0.09	(0.05)	$ 0.23

Weighted average number of common shares outstanding:
Basic	25,503	25,410	25,482	25,300
Diluted	26,049	26,120	26,029	26,081

Other data:

Depreciation and amortization	$ 3,815	$ 3,680	$ 11,104	$ 10,329
Number of campuses	34	34	34	34
Average enrollment	18,185	17,774	17,193	17,132
Stock-based compensation	461	376	1,349	1,133
Net cash provided by operating activities	$ 19,245	$ 13,060	$ 8,950	$ 1,666

Selected Consolidated Balance Sheet Data:	September 30, 2007

Cash and cash equivalents	$3.537
Current assets	41,825
Working capital (deficit)	(21,463)
Total assets	237,349
Current liabilities	63,288
Long-term debt and capital lease Obligations, including current portion	15,428
Total stockholders’ equity	$151,965